UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
Croghan Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

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Croghan Bancshares, Inc.
323 Croghan Street
Fremont, Ohio 43420
(419) 332-7301
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Croghan Bancshares, Inc.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Croghan Bancshares, Inc. (the “Company”) will be held at the Fremont Inn (formerly the Holiday Inn), 3422 North State Route 53, Fremont, Ohio 43420, on Tuesday, May 12, 2009, at 1:00 p.m., local time, for the following purposes:
1.	To elect three (3) directors to serve for terms of three (3) years each; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.
     Shareholders of record at the close of business on March 17, 2009, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF CROGHAN BANCSHARES, INC. TO BE HELD ON MAY 12, 2009: The Company’s proxy statement for the Annual Meeting, a sample of the form of proxy card sent to shareholders by the Company, and the Company’s Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 2008 are available at: http://materials.proxyvote.com/227072.
     You are cordially invited to attend the Annual Meeting. The vote of each shareholder is important, regardless of the number of common shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and return the accompanying proxy card promptly in the enclosed envelope. If you attend the Annual Meeting and desire to revoke your proxy, you may do so and vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

By Order of the Board of Directors,

/s/ Steven C. Futrell

Fremont, Ohio April 6, 2009	Steven C. Futrell President and Chief Executive Officer

SOLICITATION AND VOTING INFORMATION
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
MEETINGS AND COMMITTEES OF THE BOARD
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE DISCLOSURE
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
REPORTS TO BE PRESENTED AT THE ANNUAL MEETING
OTHER MATTERS

Croghan Bancshares, Inc.
323 Croghan Street
Fremont, Ohio 43420
(419) 332-7301
PROXY STATEMENT FOR
THE 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2009
SOLICITATION AND VOTING INFORMATION
     This Proxy Statement and the accompanying proxy card are being mailed to shareholders of Croghan Bancshares, Inc., an Ohio corporation (the “Company”), on or about April 6, 2009, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2009 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), and at any adjournment(s) thereof. The Annual Meeting will be held on Tuesday, May 12, 2009, at 1:00 p.m., local time, at the Fremont Inn (formerly the Holiday Inn), 3422 North State Route 53, Fremont, Ohio.
     You should mail your completed proxy card to Broadridge Investor Communication Solutions (“Broadridge”), using the business reply envelope included with these proxy materials. The Board of Directors of the Company has appointed IVS Associates, Inc., an independent voting services company, to serve as Inspector of Election at the Annual Meeting.
     Without affecting any vote previously taken, any shareholder who has submitted a signed proxy card may revoke his or her proxy at any time before it is voted by (1) filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; (2) executing a later-dated proxy card which is received by Broadridge or the Company prior to the Annual Meeting; or (3) attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.
     Only shareholders of the Company of record at the close of business on March 17, 2009 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 1,720,330 common shares of the Company were outstanding and entitled to vote. Each common share of the Company entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting requires the presence, in person or by proxy, of a majority of the outstanding common shares of the Company.
     Common shares represented by signed proxy cards that are returned to Broadridge or the Company prior to the Annual Meeting and not subsequently revoked will be voted by the proxies in accordance with the instructions on the proxy card. If you submit a valid proxy card prior to the Annual Meeting but do not indicate on the proxy card how you want your common shares to be voted, the proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable. If any other matters are properly presented for a vote at the Annual Meeting or any adjournment(s) of the Annual Meeting, the proxies will vote on those matters in accordance with their best judgment in light of the conditions then prevailing.

     Shareholders who hold common shares of the Company in “street name” with a broker-dealer, bank or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in order to instruct the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.
     Broker/dealers who hold their customers’ common shares in “street name” may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, including an uncontested election of directors. However, without specific instructions from the customer who is the beneficial owner of such common shares, broker/dealers may not vote such common shares on “non-discretionary” matters, which would include the contested election of directors for three-year terms expiring in 2012. Proxies signed and submitted by broker/dealers which have not been voted on certain matters because they have not received specific instructions from their customers are referred to as “broker non-votes.” Broker non-votes will be counted toward the establishment of a quorum for the Annual Meeting.
     The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy card and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by approximately 12 officers, directors or employees of the Company and The Croghan Colonial Bank, a wholly-owned subsidiary of the Company (the “Bank”), by further mailing, by telephone or by personal contact. The Company does not presently intend to hire a proxy solicitation firm. However, in the event the Company does decide to hire a proxy solicitation firm to assist with the solicitation of proxies on behalf of the Board of Directors, the Company estimates that the total fees paid to such firm will not exceed $15,000. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of common shares not beneficially owned by them for forwarding such materials to and obtaining proxies from the beneficial owners of such common shares.
     A copy of the Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 2008 (the “2008 fiscal year”), is provided with this Proxy Statement.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
Election of Directors for Terms Expiring in 2012
     In accordance with Article Two of the Amended and Restated Code of Regulations of the Company (the “Regulations”), three directors are to be elected at the Annual Meeting for terms of three years each expiring in 2012, and until their respective successors are elected and qualified. The three Board nominees standing for election as directors are Michael D. Allen Sr., Stephen A. Kemper and Thomas W. McLaughlin. It is the intention of the persons named in the accompanying proxy card to vote the common shares represented by the proxies received pursuant to this solicitation FOR the election of the three Board nominees, unless otherwise instructed on the proxy card.

     The following table sets forth information concerning each Board nominee for election as a director of the Company for a three-year term expiring in 2012. Unless otherwise indicated, each person has held his principal occupation for more than five years.

			Director of the
			Company	Nominee
		Position(s) Held with the Company and	Continuously	for Term
Name and Business Address	Age	the Bank and Principal Occupation(s)	Since (1)	Expiring In
Michael D. Allen Sr. 520 Goodrich Road Bellevue, OH 44811	63	Executive Vice President and General Manager of International Metal Hose Company, a manufacturer of flexible conduit and metal tubing located in Bellevue, Ohio.	2002	2012

Stephen A. Kemper 403 Monroe Street Bellevue, OH 44811	69	Owner and President of Kemper Iron and Metal Company, a recycler and scrap processor located in Bellevue, Ohio.	1996	2012

Thomas W. McLaughlin 416 W. Monroe Street Monroeville, OH 44847	56	Vice President and Chief Financial Officer of Underground Utilities, Inc., a construction company located in Monroeville, Ohio. President and Chief Executive Officer of Wall Street Consulting, Inc., a provider of investment consulting & advisory services located in Norwalk, Ohio. Formerly, a Partner of McLaughlin, Van Dootingh, Mosher & Company located in Norwalk, Ohio.	2006	2012

(1)	All directors of the Company also serve as members of the Board of Directors of the Bank.
     All of the above Board nominees have consented to being named in this Proxy Statement and have agreed to serve as directors of the Company if elected. While it is contemplated that all nominees will stand for election, if at the time of the Annual Meeting one or more of the nominees should be unavailable or unable to serve as a candidate for election as a director of the Company, the proxies named in the accompanying proxy card reserve full discretion to vote the common shares represented by signed proxy cards for the election of the remaining nominees and any substitute nominee(s) designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons would be unavailable or unable to serve if elected to the Board. Under Ohio law and the Regulations, the three nominees for election as directors who receive the greatest number of votes will be elected.
     The Board of Directors recommends a vote FOR the election of the three Board nominees as directors of the Company for three-year terms expiring in 2012.

Shareholder Nominations
     Jared E. Danziger and Samuel R. Danziger have nominated Nathan G. Danziger for election as a director of the Company at the Annual Meeting. Although the nomination of Mr. Danziger is not required to be disclosed in the Company’s proxy statement under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the nomination was made in accordance with Article Two of the Regulations of the Company. The Company’s historical practice has been to include information in the proxy statement regarding any candidates nominated in accordance with Article Two of the Regulations, even though Article Two does not require the inclusion of such information. Consistent with this historical practice, the Company has included information regarding the nomination of Nathan G. Danziger in this Proxy Statement.
The proposed Nominee is as follows:
Nathan G. Danziger
3014 Pembroke Drive, Toledo, Ohio 43606
Age: 69
Occupation: Chartered Life Underwriter (CLU)
Ownership of the Company’s common shares: 2,889 shares owned of record for over one year
     The proxy card included with this Proxy Statement lists only those individuals nominated by the Company’s Board of Directors and does not include Nathan G. Danziger. The Company intends to oppose any effort by Jared E. Danziger, Samuel R. Danziger and Nathan G. Danziger (the “Danzigers”) to elect Nathan G. Danziger, including any proxy solicitation by the Danzigers.
     The Board of Directors and management of the Company oppose the election of Nathan G. Danziger because they do not believe that the election of Mr. Danziger would be in the best interests of the Company and its shareholders as a group. The Board of Directors believes that Mr. Danziger’s proposed policies and strategies for the Company, as expressed in the proposals submitted and/or supported by Mr. Danziger over the past 10 years, are contrary to the best interests of the Company and its shareholders as a group. Those proposals include (a) a shareholder proposal to declassify the Board of Directors, which was submitted and supported by Mr. Danziger in 2002, 2003, 2004, 2005, 2006 and 2007; (b) a shareholder proposal to require the election of an independent chairman of the Board of Directors, which was supported by Mr. Danziger in 2004, 2005, 2006 and 2007; (c) a shareholder proposal to amend the Company’s Code of Regulations to require the Company to include in its proxy materials for each annual meeting of shareholders the name, together with a supporting statement, of any person nominated for election to the Board of Directors by certain shareholders or shareholder groups, which was supported by Mr. Danziger in 2007; (d) a shareholder proposal to establish a performance-based senior executive compensation system for the three most highly compensated officers of the Company, which was supported by Mr. Danziger in 2004, 2005 and 2006; (e) a shareholder proposal to prohibit the Bank from making new loans involving directors, other than loans for a primary residence or automobile, which was supported by Mr. Danziger in 2003; (f) a shareholder proposal to reinstitute cumulative voting in the election of directors of the Company, which was supported by Mr. Danziger in 2002; (g) a shareholder proposal requiring the Company to disclose to shareholders, within 10 days of receipt, any offers to purchase or merge with the Company, which was submitted and supported by Mr. Danziger in 2000; and (h) a shareholder proposal to pursue a merger by the Company with a larger bank, which was submitted and supported by Mr. Danziger in 1999. The Board of Directors opposed each of the foregoing shareholder proposals and explained in the Company’s definitive proxy materials for the relevant years why it believed those proposals were contrary to the best interests of the Company and its shareholders. None of the foregoing proposals were approved by the shareholders of the Company.
     The Company understands that the Danzigers intend to solicit separate proxies in support of the election of Nathan G. Danziger as a director of the Company at the Annual Meeting and filed preliminary proxy solicitation materials with the SEC on February 24, 2009. As of the date of this Proxy Statement, the Company has had only limited communication and contact with the Danzigers regarding the Annual Meeting and the solicitation of proxies in connection therewith. On November 28, 2008, the Company’s Secretary received from Jared E. Danziger and Samuel R. Danziger a written nomination of Nathan G. Danziger for election as a director of the Company at the Annual Meeting. On February 6, 2009, Nathan G. Danziger made a request in person at the Company’s principle offices of a list of the Company’s shareholders for the purpose of enabling him to determine whether to communicate with the Company’s shareholders, and the Company provided Mr. Danziger a copy of the Company’s shareholder list (dated January 26, 2009) subject to his written agreement to return the list and any copies thereof to the Company within 14 days following the Annual Meeting. On February 10, 2009, the independent members of the Board of Directors met in executive session to consider the nomination of Nathan G. Danziger and the other nominees for election or re-election to the Board of Directors at the Annual Meeting. Following that meeting, the Company’s Treasurer notified the Danzigers in a letter dated March 3, 2009, that (a) the independent members of the Board of Directors voted to recommend the three Board nominees (Michael D. Allen Sr., Stephen A. Kemper and Thomas W. McLaughlin) for election as directors at the Annual Meeting, (b) the nomination of Nathan G. Danziger would be disclosed in the Company’s Proxy Statement for the Annual Meeting and (c) the proxies solicited by the Board of Directors of the Company would include only the three Board nominees.
     The Company estimates that it will spend approximately $5,000 in additional solicitation costs in opposing the proxy solicitation by Mr. Danziger. This estimate includes attorneys fees and printer costs incurred in connection with the preparation and filing of preliminary proxy materials with the SEC and the preparation of additional disclosures in the proxy statement as required by SEC rules governing proxy contests. However, this estimate excludes amounts normally expended by the Company in preparing its proxy solicitation materials in the absence of a proxy contest and the costs represented by salaries and wages of regular employees and officers of the Company engaged in the solicitation process. Also, these costs do not include any costs associated with any potential litigation that may arise in connection with the proxy solicitation. In the event the Company hires a proxy solicitation firm to assist with soliciting proxies on behalf of the Board of Directors, the Company could spend up to $15,000 in additional solicitation costs.
     The Board of Directors recommends that the Company’s shareholders vote AGAINST the election of Nathan G. Danziger at the Annual Meeting and in connection with any proxy solicitation by the Danzigers.

Continuing Directors
     The following table sets forth information concerning the current directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

			Director of the
			Company
		Position(s) Held with the Company and	Continuously	Term
Name and Business Address	Age	the Bank and Principal Occupation(s)	Since (1)	Expires In
James E. Bowlus 610 N. Wilson Avenue Fremont, OH 43420	60	President and Treasurer of Fremont Candy & Cigar, Inc. located in Fremont, Ohio.	2000	2010

James R. Faist 1445 Majestic Drive Fremont, OH 43420	61	Vice President of Finance of Crown Battery Manufacturing Company located in Fremont, Ohio	2007	2010

Steven C. Futrell 323 Croghan Street Fremont, OH 43420	63	President and Chief Executive Officer of the Company and the Bank since 2001. From 1999 to 2001, served as Vice President of Small Business Lending for KeyBank located in Dayton, Ohio.	2001	2011

Claire F. Johansen 5600 Seneca CR 19 Tiffin, OH 44883	55	Owner of Lane of Dreams Farm LLC, an equestrian training center located in Tiffin, Ohio. Formerly, President of COOA Holdings Company, a philanthropic organization located in Tiffin, Ohio, and President of Ohio Outdoor Advertising Corp., a billboard advertising company located in Fremont, Ohio, which has since been acquired by Lamar Advertising.	2000	2011

Daniel W. Lease 2276 E. State Street Fremont, OH 43420	60	President of KL&L, Inc., a refractory construction company located in Braddock, Pennsylvania. Vice President of Administration/CFO of Whetstone Technology, LLC, a refractory products manufacturer located in Cabot, Pennsylvania. Formerly, the President of Wahl Refractories, Inc. located in Fremont, Ohio.	1994	2010

Allan E. Mehlow 122 South Wilson Avenue Fremont, OH 43420	54	Chief Financial Officer of The Mosser Group/WMOG Inc. located in Fremont, Ohio. Previously served as Vice President and Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank from 2001 to March 2006.	2000	2010

Gary L. Zimmerman 1201 Oak Harbor Road Fremont, OH 43420	62	President of Swint-Reineck Hardware, Inc., a retail hardware facility located in Fremont, Ohio.	1991	2011

(1)	All directors of the Company also serve as members of the Board of Directors of the Bank.
Relationships Among Directors and Executive Officers
     There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.
Sales and Purchases of Company Common Shares by Directors
     The following table sets forth information regarding all common shares of the Company purchased or sold between January 1, 2007 and the Record Date, by each director of the Company and each person nominated by the Board of Directors for election as a director of the Company:

Name and
Principal Residence Address	Date of Sale or Purchase	Number of Shares
Michael D. Allen Sr.	Purchase on June 27, 2008	100
5639 SR 113	Purchase on September 26, 2008	100
Bellevue, OH 44811	Purchase on November 4, 2008	200
	Purchase on December 16, 2008	100

James E. Bowlus	Purchase on August 21, 2007	125
460 Kingsgate Drive Fremont, OH 43420

James R. Faist	Purchase on March 14, 2007	250
119 Canterbury Drive	Purchase on May 8, 2008	250
Fremont, OH 43420	Purchase on February 4, 2009	300

Steven C. Futrell	Purchase monthly through the Bank’s 401(k) plan	84
297 Greenbriar Circle Fremont, OH 43420

Claire F. Johansen	Purchase on November 29, 2007	385
5600 Seneca CR 19	Purchase on August 7, 2008	103
Tiffin, OH 44883

Stephen A. Kemper	Purchase on June 30, 2008	200
455 W. Main Street	Purchase on September 29, 2008	200
Bellevue, OH 44811	Purchase on December 22, 2008	200

Daniel W. Lease	Purchase on August 22, 2008	200
2276 East State Street Fremont, OH 43420	Purchase on February 26, 2009	150

Thomas W. McLaughlin	Purchase on August 7, 2008	200
2221 Cole Creek Drive	Purchase on November 13, 2008	200
Norwalk, OH 44857	Purchase on February 13, 2009	200

Allan E. Mehlow	Purchase monthly through the Bank’s 401(k) plan	126
2569 Fangboner Road Fremont, OH 43420

Name and
Principal Residence Address	Date of Sale or Purchase	Number of Shares
Gary L. Zimmerman	No transactions	N/A
133 Wisteria Drive Fremont, OH 43420
Compensation of Directors
     During the 2008 fiscal year, each director received a fee of $800 for attendance at each meeting of the Board of Directors of the Bank and a fee of $400 for attendance at each committee meeting. No compensation was paid to directors for attendance at meetings of the Board of Directors of the Company. Directors who are also officers of the Company or the Bank do not receive compensation for attendance at committee meetings.
     The following table contains information regarding the compensation awarded or paid to, or earned by, the Company’s directors during the 2008 fiscal year.
Director Compensation

	Fees Earned or Paid	All Other
	in Cash	Compensation	Total
Name (1)	($)	($)	($)
Michael D. Allen Sr.	$14,400.00	$0	$14,400.00
James E. Bowlus	$20,400.00	$0	$20,400.00
James R. Faist	$14,400.00	$0	$14,400.00
Claire F. Johansen	$17,600.00	$0	$17,600.00
Stephen A. Kemper	$14,400.00	$0	$14,400.00
Daniel W. Lease	$12,800.00	$0	$12,800.00
Thomas W. McLaughlin	$13,200.00	$0	$13,200.00
Allan E. Mehlow	$14,000.00	$0	$14,000.00
Gary L. Zimmerman	$14,400.00	$0	$14,400.00

(1)	Steven C. Futrell is not included in this table because he served as a named executive officer of the Company during the 2008 fiscal year, and the fees paid to Mr. Futrell in his capacity as director of the Bank are fully reflected in the Summary Compensation Table on page 18 of this Proxy Statement.

CORPORATE GOVERNANCE
Director Independence
     The Board of Directors of the Company affirmatively determines whether each director of the Company is independent based on the definition of an “independent director” set forth in NASDAQ Marketplace Rule 4200(a)(15). In making this determination, the Board of Directors considered any transactions, relationships or arrangements between each director (including his or her family members and affiliates) and the Company or the Bank, including those described under “Related Party Transactions” on page 10 of this Proxy Statement. Based on these considerations, the Board of Directors has determined that each of the following individuals who served as a director during the 2008 fiscal year qualifies as an “independent director”:

Michael D. Allen Sr.	Stephen A. Kemper
James E. Bowlus	Daniel W. Lease
James R. Faist	Thomas W. McLaughlin
Claire F. Johansen	Gary L. Zimmerman
     The Board of Directors has determined that (a) Steven C. Futrell is not independent because he serves as President and Chief Executive Officer of the Company and the Bank, and (b) Allan E. Mehlow is not independent because he formerly served as Vice President and Treasurer of the Company and Senior Vice President and Chief Financial Officer of the Bank until February 20, 2006, and served as a consultant to the Company and the Bank through March 31, 2007.
Director Nominations
     The Company does not currently have a separate nominating committee of the Board of Directors. Instead, all of the independent directors of the Company meet in executive session to consider and recommend nominees for election or re-election to the Board of Directors of the Company. The Board of Directors believes that the independent directors as a group are able to perform the nominating functions in a fair and impartial manner. As a result, the Board of Directors believes it is unnecessary to create a separate nominating committee at this time.
     In September of 2005, the Board of Directors adopted a written policy governing the nomination of candidates for election to the Board of Directors of the Company. A copy of the nomination policy is attached to this Proxy Statement as Appendix A. Pursuant to the nomination policy, individuals who are nominated for election to the Board of Directors must possess certain minimum qualities, including personal integrity, ethical character, sound judgment and a general appreciation and understanding of the major issues facing public companies of a size and operational scope similar to the Company. In addition, the nomination policy requires the independent directors to consider the contributions that a candidate can be expected to make to the collective functioning of the Board of Directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board of Directors at the time and other relevant circumstances.

     The independent directors consider nominees proposed by shareholders of the Company in the same manner as nominees proposed by the Board of Directors. Section 2.04 of the Regulations prescribes the method by which a shareholder may nominate a candidate for election to the Board of Directors. Nominations for the election of directors at an annual meeting, other than those made by or on behalf of the existing Board of Directors of the Company, must be made in writing and must be received by the Secretary of the Company on or before the December 31st immediately preceding the annual meeting, or within a reasonable time as determined by the Board of Directors. Such notification must contain the following information:
•	The name, age, business or residence address of each nominee;

•	The principal occupation or employment of each nominee;

•	The number of common shares of the Company owned beneficially and/or of record by each nominee; and

•	The length of time each nominee has owned such shares.
     Pursuant to SEC rules adopted in 2002, the Company is required to disclose in the proxy statement for its annual meeting the name of a candidate nominated by a shareholder or group of shareholders, the name of the shareholder or group of shareholders nominating such candidate and whether the independent directors chose to nominate the candidate if each of the following requirements are satisfied:
•	The shareholder nomination is received by the Company no later than the 120th calendar day before the first anniversary of the date on which the Company mailed its proxy statement to shareholders for the previous year’s annual meeting;

•	The shareholder or group of shareholders making the recommendation have owned more than 5% of the Company’s outstanding common shares for at least one year as of the date the recommendation is made;

•	The shareholder or group of shareholders making the recommendation, if not registered holders, provide proof to the Company that the shareholder or group satisfy the required ownership percentage and holding period as of the date of recommendation; and

•	The Company receives the written consent of both the nominating shareholder or group and the candidate with respect to the disclosure in the Company’s proxy statement.
     It has been the policy of the Board of Directors, both before and after the SEC adopted its rule on shareholder nominations, to disclose in the proxy statement for its annual meeting the name of any candidate nominated by a shareholder or group of shareholders in accordance with Section 2.04 of the Regulations of the Company.
Communications with the Board of Directors
     The Board of Directors provides a process for shareholders to send written communications to the Board or any of the directors. Shareholders should address such written communications to the Board of Directors (or an individual director), c/o Secretary, Croghan Bancshares, Inc., 323 Croghan Street, Fremont, Ohio 43420. All written communications will be forwarded by the Secretary of the Company to the Board or the individual directors, as applicable, without any screening.

Related Party Transactions
     Pursuant to the Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and overseeing the procedures designed to identify “related party” transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC, and the Audit Committee has the authority to approve such “related party” transactions. In addition, on an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire and a Related Interest Questionnaire that require disclosure of any transaction, arrangement or relationship with the Company or the Bank during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed by a director or executive officer in the Questionnaires is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.
     During the Company’s 2008 and 2007 fiscal years, the Bank entered into banking-related transactions in the ordinary course of business with certain executive officers, directors and principal shareholders of the Company (including certain executive officers of the Bank), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank. These loans have been, and are presently, subject to no more than the normal risk of collectibility and present no other unfavorable features. The outstanding principal balance of loans to directors, executive officers and principal shareholders of the Company (including certain executive officers of the Bank) and their associates as a group at December 31, 2008, was $1,101,000. As of the date of this Proxy Statement, all of these loans were performing loans.
MEETINGS AND COMMITTEES OF THE BOARD
Board of Directors
     The Board of Directors of the Bank met twelve (12) times during 2008. Meetings of the Board of Directors of the Company were held immediately following all twelve (12) of these occasions. Each director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and meetings of committees on which each such director served.
     It is the policy of the Board of Directors of the Company to encourage all directors to attend the Annual Meeting of Shareholders. All of the Company’s directors attended the 2008 Annual Meeting of Shareholders.
Audit Committee
     The Board of Directors has an Audit Committee that is comprised of Michael D. Allen Sr., Daniel W. Lease, and Thomas W. McLaughlin. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B. The Audit Committee met nine (9) times during the 2008 fiscal year.

     The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company, the annual audits of the Company’s financial statements, and the Company’s internal audit function; to review the adequacy of the Company’s system of internal controls; to select, retain and oversee the Company’s independent auditor; and to establish procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters. In addition, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services to be performed by the Company’s independent auditor.
     Audit Committee Independence: The Company’s Board of Directors reviewed the relationships among the Company and the three members of the Audit Committee, Mr. Allen, Mr. Lease, and Mr. McLaughlin, and determined that all three members of the Audit Committee are independent and are able to exercise independent judgment in carrying out their responsibilities as directors and as members of the Audit Committee. In making such determination, the Company relied upon the independence standards for audit committee members under NASDAQ Marketplace Rule 4350(d)(2).
     Audit Committee Financial Experts: SEC rules require the Company to disclose whether it has an “audit committee financial expert” serving on its audit committee. The Board of Directors has determined that each of Messrs. Lease and McLaughlin is an “audit committee financial expert” as defined in the SEC rule. Mr. Lease has been a Certified Public Accountant since 1976, has served as Chief Financial Officer of Whetstone Technology, LLC since 2001, and served as President and Chief Executive Officer of Wahl Refractories, Inc. prior to 2001. Mr. McLaughlin has been a Certified Public Accountant since 1976, has served as Vice President and Chief Financial Officer of Underground Utilities, Inc. since December 2005, and practiced in the public accounting profession for more than 30 years prior to joining Underground Utilities, Inc.
Compensation Committee
     The Board of Directors has a Compensation Committee that is presently comprised of Michael D. Allen Sr., James E. Bowlus, and Daniel W. Lease. None of Messrs. Allen, Bowlus or Lease served as an officer or employee of the Company or the Bank during the 2008 fiscal year, and none of these individuals is a former officer of the Company or the Bank. The Compensation Committee met a total of three (3) times during the 2008 fiscal year.
     The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is attached to this Proxy Statement as Appendix C. The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executive officers. The Compensation Committee is responsible for reviewing with the Company’s management and approving the overall compensation policy for the executive officers of the Company and such other employees of the Company and its subsidiary that the Compensation Committee deems appropriate. In addition, the Compensation Committee is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonuses and all other compensation and benefits to be provided to the Company’s Chief Executive Officer and other executive officers.
     Compensation Committee Independence: The Company’s Board of Directors reviewed the relationships among the Company and the three members of the Compensation Committee, Mr. Allen, Mr. Bowlus, and Mr. Lease, and determined that all three members of the Compensation Committee are independent and are able to exercise independent judgment in carrying out their responsibilities as directors and as members of the Compensation Committee. In making such determination, the Company relied upon the independence standards under the NASDAQ Marketplace Rules.

EXECUTIVE OFFICERS
     The following are the executive officers of the Company and the Bank, all of whom are elected annually and serve at the pleasure of the Board of Directors of the Company and the Bank:

Name	Age	Position and Business Background
Jodi A. Albright	45	Ms. Albright is Vice President/Retail Services Manager of the Bank and has served in such position since November 2001. She previously served as Vice President/Chief Deposit Officer at Clyde Savings Bank, Fremont, Ohio, from 1998 to 2001.

Thomas J. Elder Jr.	61	Mr. Elder is Senior Vice President/Chief Lending Officer of the Bank and has served in such position since May 2008. He joined the bank in February 2003 and served as Vice President/Chief Lending Officer of the Bank from October 2003 to May 2008. He has also served as Vice President of the Company since July 2006. He previously served as President, CEO, and Senior Loan Officer at The Exchange Bank, Luckey, Ohio, from 1995 to 2002.

Steven C. Futrell	63	Mr. Futrell is President and Chief Executive Officer of the Company and the Bank and has served in such position since May 2001. He previously served as Vice President of Small Business Lending at KeyBank, Dayton, Ohio, from 1999 to 2001.

Barry F. Luse	56	Mr. Luse is Vice President/Trust Officer of the Bank and has served in such position since 1993. He joined the Bank in 1990 and served as Trust Officer of the Bank from 1990 to 1993. He has also served as Secretary of the Company since March 2001. Mr. Luse is a lawyer and has been a member of the Ohio Bar since 1983.

Kendall W. Rieman	38	Mr. Rieman is Vice President and Chief Financial Officer/Chief Operations Officer of the Bank and has served in such position since June 2006. He has also served as Treasurer of the Company since July 2006. He previously served as Senior Vice President and Chief Financial Officer at Thumb National Bank and Trust Company, Pigeon, Michigan, from 1995 to 2006.

COMPENSATION OF EXECUTIVE OFFICERS
     Provided below is an overview of the Company’s compensation policies and practices for its executive officers, including the named executive officers. As used in this Proxy Statement, the term “named executive officers” refers to the Company’s Chief Executive Officer and those other executive officers of the Company included in the Summary Compensation Table on page 18 of this Proxy Statement.
Objectives of the Company’s Compensation Programs
     The primary objective of the Company’s compensation programs is to provide competitive compensation to attract, retain and motivate qualified employees who will contribute to the long-term success of the Company. In furtherance of this objective, the Company regularly evaluates the compensation provided to the Company’s executive officers to ensure that it remains competitive in relation to the compensation paid to similarly situated executive officers at other financial institutions of comparable size and performance. In addition, the Company endeavors to ensure that the compensation provided to the Company’s executive officers is internally equitable based upon the skill requirements and responsibilities associated with each executive position.
     The Company’s compensation programs are designed to reward each executive officer’s job performance and contributions to the Company. These factors are generally determined in the subjective judgment of the Compensation Committee for the Chief Executive Officer and with the benefit of performance reviews and salary recommendations by the Chief Executive Officer and the Company’s human resources department for other executive officers.
     In making compensation decisions, the Compensation Committee places significant emphasis on Company performance relative to the Company’s industry and peers. The Compensation Committee generally has not considered stock price as an indicator of Company performance in making compensation decisions because the price of the Company’s common shares is subject to a variety of factors outside the Company’s control.
Administration of the Company’s Compensation Programs
     The Company’s compensation programs for its executive officers are generally administered by or under the direction and supervision of the Company’s Compensation Committee. The Company’s Compensation Committee is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonuses and all other compensation and benefits to be provided to the Company’s Chief Executive Officer and other executive officers.
     The Company’s Chief Executive Officer and human resources manager annually review the compensation and performance of each executive officer of the Company (other than the Chief Executive Officer, whose compensation and performance is reviewed by the Compensation Committee). The results of these reviews are communicated to the Compensation Committee, along with recommendations regarding compensation adjustments for the ensuing year. The Compensation Committee either approves the recommended compensation adjustments or makes modifications in its discretion. The Compensation Committee then makes its final recommendations to the independent members of the Board of Directors for approval.

     In setting salaries for the Company’s executive officers and other employees, the Compensation Committee and human resources manager use pay ranges that are established based on publicly available market data regarding compensation paid to similarly situated executive officers and employees at other companies. Pay ranges are established and adjusted annually with the assistance of an outside consulting firm, Findley Davies, which utilizes market data from the following publicly available compensation surveys:
•	Watson Wyatt

•	Ohio Bankers League

•	Employers Association of Northwest Ohio
     For each employee position or category within the Company, the pay range that is established includes a minimum, a mid-point and a maximum salary. Although the Compensation Committee generally does not target a specific point within the pay range for executive officer salaries, the Compensation Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which the Company competes for executive talent.
Components of 2008 Executive Compensation
     There are four general components to the annual compensation that the Company provides to its executive officers:
•	base salary

•	cash bonuses

•	retirement and death benefits

•	perquisites and other benefits
     Historically, the Company’s compensation programs have focused on cash compensation as opposed to equity compensation. At the 2002 Annual Meeting, the shareholders of the Company adopted the 2002 Croghan Bancshares, Inc. Stock Option Plan, pursuant to which the Company may grant stock options to executive officers, directors and other key employees. To date, however, no awards have been granted under the 2002 Stock Option Plan.
     Base Salary:
     Base salary represents the primary component of annual compensation paid to the Company’s executive officers. When recommending an executive officer’s salary within the pay range established by peer group comparison data, the Compensation Committee primarily considers the executive officer’s job performance and contribution to the objectives of the Company. As discussed above, these factors are determined in the subjective judgment of the Compensation Committee for the Chief Executive Officer and with the benefit of performance reviews and salary recommendations by the Chief Executive Officer for other executive officers of the Company and the Bank. To a lesser extent, the Compensation Committee also considers local and national economic conditions and future business prospects of the Bank in setting base salary levels.

     Cash Bonuses:
     Discretionary Bonuses. The Company and the Bank occasionally award discretionary cash bonuses to its executive officers to attract new executive officers, to reward exceptional job performance or to address special circumstances. Discretionary bonuses are awarded on a limited basis and are not contemplated or anticipated when setting annual compensation for the Company’s executive officers.
     Performance-Based Bonuses. Effective January 1, 2003, the Bank introduced the “Performance Compensation for STAKEHOLDERS™” program in which all employees, including the named executive officers, participate. Pursuant to this program, employees of the Company and the Bank are eligible to receive annual cash bonuses based on the attainment of established Company-wide performance goals. These goals focus on four general areas of Company performance – growth, profitability, loan quality and productivity. Performance targets and bonus levels under the program are established at the start of the each fiscal year through a collaborative effort involving management and the Compensation Committee, and are subject to final approval by the Board of Directors.
     The bonuses awarded under the STAKEHOLDERS™ program have not represented a material component of annual compensation for the Company’s executive officers or other employees. In the six years since the program was implemented, the Company’s executive officers and other employees earned cash bonuses under the program in three years (2004, 2005 and 2007). The cash bonuses earned under the program amounted to 0.8% of base salary in 2004, 0.5% of base salary in 2005, and 0.8% of base salary in 2007.
     None of the executive officers of the Company received bonuses under the STAKEHOLDERS™ program for the 2008 fiscal year. Messrs. Rieman, Elder and Luse received bonuses of $952, $803, and $778, respectively, under the STAKEHOLDERS™ program for the 2007 fiscal year, while Mr. Futrell elected not to receive any bonus under the STAKEHOLDERS™ program for the 2007 fiscal year.
     Retirement and Death Benefits:
     Supplemental Executive Retirement Plan. In 1999, the Bank established a non-qualified Supplemental Executive Retirement Plan (the “SERP”) for the benefit of six executive officers and former executive officers of the Bank, including the Bank’s Vice President and Trust Officer, Barry F. Luse. None of the named executive officers of the Company other than Mr. Luse have participated in the SERP. Each of the SERP participants, including Mr. Luse, entered into an Executive Supplemental Retirement Plan Agreement effective April 29, 1999 (the “1999 SERP Agreements”).
     Pursuant to the 1999 SERP Agreements, the Bank was required to make an annual allocation to a “pre-retirement account” for each participant, which was a liability reserve account established on the books of the Bank. The amount of the annual allocation was tied to the amount of the Bank’s earnings on certain life insurance contracts. The 1999 SERP Agreements represented unfunded, non-qualified benefit arrangements, and the Bank had no obligation to set aside any funds with which to pay its obligations under the agreements. However, the Bank purchased split-dollar life insurance policies with respect to all of the participants in the SERP in order to fund the Bank’s obligations under the 1999 SERP Agreements.

     Pursuant to the terms of the 1999 SERP Agreements, each participant was entitled to receive the balance in his pre-retirement account in ten equal annual installments following (a) the participant’s retirement upon reaching the normal retirement age of 65 or the early retirement age of 62 or (b) termination of the participant’s employment as a result of a disability. In the event a participant was discharged without “cause” prior to reaching the age of 65, the 1999 SERP Agreements provided that the participant would be entitled to receive a percentage of his pre-retirement account based on his total years of service to the Bank. If the participant died prior to receiving the full amount of his pre-retirement account, then the unpaid balance would be paid in a lump sum to the participant’s beneficiaries.
     Under the 1999 SERP Agreements, each participant was also entitled to receive an index retirement benefit tied to the benefits payable under certain life insurance contracts. The 1999 SERP Agreements provided that the index retirement benefit would be payable annually until the participant’s death, commencing (a) immediately following retirement upon reaching the normal retirement age, (b) in the event of the participant’s early retirement, following the participant reaching the age of 65, or (c) immediately following the termination of the participant’s employment as a result of a disability. In the event a participant was discharged without “cause” prior to reaching the age of 65, then the 1999 SERP Agreements provided that the participant would be entitled to receive a percentage of the index retirement benefit (upon reaching the age of 65) based on his total years of service to the Bank. Following a change in control of the Company, if the participant was subsequently discharged without “cause,” the participant would be entitled to all benefits under the SERP Agreement upon reaching the age of 62. A participant would forfeit all benefits under the SERP Agreement if he was discharged by the Bank at any time for cause or voluntarily terminated his employment with the Bank prior to reaching the age of 62.
     The 1999 SERP Agreements were designed to provide an annual targeted retirement benefit to the participants. However, the benefits were not guaranteed and were dependent upon the earnings from the related life insurance policies compared to the average yield on two-year Treasury notes. Due to the manner in which the allocations and payments were calculated, the allocations and payments under the 1999 SERP Agreements have varied significantly from the targeted benefit amounts. As a result, in December 2008, the Bank and each of the remaining SERP participants entered into a First Amendment to Executive Supplemental Retirement Plan Agreement (“SERP Amendment”). Each SERP Amendment effectively terminates the participant’s 1999 SERP Agreement in exchange for a lump sum payment of an amount equal to the present value of the future retirement benefits that he would have been entitled to receive under his 1999 SERP Agreement. The lump sum payment under each SERP Amendment is payable in one or two annual installments (as selected by the participant) beginning in 2009.
     Split-Dollar Life Insurance Policies. The Bank maintains a split-dollar life insurance policy on behalf of Mr. Luse, in his capacity as Vice President/Trust Officer of the Bank. Pursuant to the terms of an Endorsement Method Split Dollar Plan Agreement between Mr. Luse and the Bank, Mr. Luse has the right to designate a beneficiary or beneficiaries to receive his share of the proceeds of the policy, which is an amount equal to 80% of the net at-risk insurance portion of the proceeds payable upon death (i.e., total proceeds less the cash value of the policy). The Bank is entitled to receive the remaining proceeds payable under the policy upon Mr. Luse’s death. The Endorsement Method Split Dollar Plan Agreement will remain in effect following Mr. Luse’s retirement or termination of employment unless he is terminated by the Bank for cause. If Mr. Luse’s share of the proceeds under the split-dollar life insurance policy were computed as of December 31, 2008, his share would have been $224,000.

     Supplemental Death Benefit Agreements. The Bank has entered into Supplemental Death Benefit Agreements with certain of its executive officers, including the Company’s President and Chief Executive Officer, Steven C. Futrell, and the Company’s Vice President and Chief Lending Officer, Thomas J. Elder, Jr. Pursuant to the Supplemental Death Benefit Agreements, the Bank has agreed to make a lump sum payment of $25,000 to each executive officer’s beneficiaries upon his or her death. The supplemental death benefit will be forfeited in the event the executive officer is terminated by the Bank at any time for “cause.”
     Perquisites and Other Benefits:
     The Company provides its executive officers with certain perquisites and other benefits that the Compensation Committee believes are reasonable to enable the Company to attract and retain qualified executive officers and to promote business development activities by the executive officers in the communities served by the Bank. In accordance with past practice, the Company approved cash bonuses in 2008 to reimburse certain executive officers, including certain named executive officers, for the cost of dues to the Fremont Country Club and the Catawba Island Club. The Compensation Committee believes that these perquisites and other benefits are reasonable in amount and consistent with those provided by similarly situated financial institutions in the Company’s market area.
     The executive officers of the Company are eligible to participate in the Bank’s 401(k) Profit Sharing Plan on the same basis as all full-time employees of the Bank. For each executive officer or other employee who participates in the 401(k) Profit Sharing Plan, the Bank matches 50% of contributions up to 6% of the participant’s annual compensation, with a maximum match of 3% of annual compensation.
     The executive officers of the Company are also eligible to participate in all of the employee benefit plans, such as medical, dental, group term life insurance, and disability insurance, which are generally available to all employees of the Company and the Bank on a non-discriminatory basis.
Tax Considerations
     Under Section 162(m) of the Internal Revenue Code, a limitation is placed on the tax deductibility of executive compensation paid by publicly-held corporations for individual compensation to certain executive officers in excess of $1,000,000 in any taxable year. No executive officer of the Company received compensation during the Company’s 2008 fiscal year that would be non-deductible under Section 162(m).

Summary Compensation Table
     The following table contains information regarding the compensation awarded to or earned by the named executive officers of the Company during the fiscal years ended December 31:
Summary Compensation Table

					Non-Equity
					Incentive Plan	All Other
Name and		Salary		Bonus	Compensation	Compensation		Total
Principal Position	Year	($)		($)	($) (1)	($)		($)
Steven C. Futrell	2008	$214,500	(2)	$7,500	$0	$16,046	(3)	$238,046

President and Chief Executive Officer of the Company and the Bank	2007	$205,250	(4)	$0	$0	$14,198	(5)	$219,448

Kendall W. Rieman	2008	$119,000		$0	$0	$8,910	(6)	$127,910

Vice President and Treasurer of the Company and Vice President, Chief Financial Officer, and Chief Operations Officer of the Bank	2007	$114,000		$0	$952	$6,424	(7)	$121,376

Thomas J. Elder Jr.	2008	$110,000		$2,000	$0	$3,373	(8)	$115,373

Vice President of the Company and Vice President and Chief Lending Officer of the Bank	2007	$100,385		$0	$803	$2,665	(8)	$103,853

Barry F. Luse	2008	$99,600		$0	$0	$9,678	(9)	$109,278

Vice President and Secretary of the Company and Vice President and Trust Officer of the Bank	2007	$95,800		$0	$778	$7,349	(10)	$103,927

(1)	No bonuses were earned by any of the named executive officers under the Bank’s “Performance Compensation for STAKEHOLDERS™” program for the 2008 fiscal year. Represents amounts earned by the named executive officers under the Bank’s “Performance Compensation for STAKEHOLDERS™” program for the 2007 fiscal year.

(2)	Includes director fees of $9,600 paid to Mr. Futrell for attendance at meetings of the Board of Directors of the Bank.

(3)	Includes (a) $9,403 reimbursed to Mr. Futrell for the payment of club dues and (b) $6,643 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Futrell.

(4)	Includes director fees of $9,600 paid to Mr. Futrell for attendance at meetings of the Board of Directors of the Bank.

(5)	Includes (a) $8,834 reimbursed to Mr. Futrell for the payment of club dues and (b) $5,364 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Futrell.

(6)	Includes (a) $5,294 reimbursed to Mr. Rieman for the payment of club dues and (b) $3,616 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Rieman.

(7)	Includes (a) $4,977 reimbursed to Mr. Rieman for the payment of club dues and (b) $1,447 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Rieman.

(8)	Represents matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Elder.

(9)	Includes (a) $4,190 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Luse, (b) $242, representing the amount of the premium deemed to have been paid by the Bank on behalf of Mr. Luse under the split-dollar life insurance policy maintained by the Bank (see the discussion under the heading “Split-Dollar Life Insurance Policy” on page 16 for more detail), and (c) $5,246, representing the amount allocated by the Bank to Mr. Luse’s “pre-retirement account” under Mr. Luse’s SERP Agreement (see the discussion under the heading “Supplemental Executive Retirement Plan” on page 15 for more detail).

(10)	Includes (a) $3,585 of matching contributions made by the Bank to the 401(k) Profit Sharing Plan on behalf of Mr. Luse, (b) $288, representing the amount of the premium deemed to have been paid by the Bank on behalf of Mr. Luse under the split-dollar life insurance policy maintained by the Bank (see the discussion under the heading “Split-Dollar Life Insurance Policy” on page 16 for more detail), and (c) $3,476, representing the amount allocated by the Bank to Mr. Luse’s “pre-retirement account” under Mr. Luse’s SERP Agreement (see the discussion under the heading “Supplemental Executive Retirement Plan” on page 15 for more detail).
Equity-Based Awards and Holdings
     No awards have been granted to date under the 2002 Croghan Bancshares, Inc. Stock Option Plan, and no other equity-based awards have been granted to any of the executive officers of the Company.

Employment Agreement with Steven C. Futrell
     The Bank entered into an Employment Agreement with Steven C. Futrell on August 29, 2007, with respect to his service as President and Chief Executive Officer of the Company and the Bank (as amended, the “Futrell Agreement”). The Futrell Agreement supersedes and replaces the Employment Agreement, dated as of April 16, 2004, between the Bank and Mr. Futrell. The Futrell Agreement was subsequently amended in 2008 to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
     The Futrell Agreement provides for an initial term of three (3) years. After the initial three-year term, the Futrell Agreement will remain in effect unless and until (a) the Bank enters into a new agreement with Mr. Futrell, (b) the Bank and Mr. Futrell execute a written extension of the Futrell Agreement, or (c) either the Bank or Mr. Futrell elects not to enter into a new agreement or extend the Futrell Agreement and gives notice of such election to the other party.
     Pursuant to the Futrell Agreement, Mr. Futrell is entitled to receive an annual base salary during the term of the Futrell Agreement. The annual base salary was initially set at $194,900, effective January 1, 2007, and is subject to periodic adjustment during the term of the Futrell Agreement in accordance with the salary administration program currently in effect for all Bank employees. Mr. Futrell is also entitled to participate in the various employee benefit plans, programs and arrangements available to senior officers of the Bank.
     Upon certain types of termination of employment, including a termination by the Bank without “cause” or a termination by Mr. Futrell constituting “good reason,” Mr. Futrell will be entitled to receive certain severance benefits, including (a) a payment equal to two (2) times his annual base salary, (b) a payment equal to fourteen percent (14%) of his annual base salary to compensate Mr. Futrell for matching contributions the Bank would have paid to his account under the Bank’s tax-qualified retirement plan had he remained employed by the Bank for an additional twenty-four (24) months, and (c) continuation of health and welfare benefits for a period of twenty-four (24) months following termination at the same premium cost to Mr. Futrell and the same coverage level as in effect immediately preceding the date of termination.
     Under the terms of the Futrell Agreement, the Bank will have “cause,” in the discretion of the Board of Directors of the Bank, to terminate Mr. Futrell’s employment upon:
•	Mr. Futrell’s willful and material failure to perform his duties under the Futrell Agreement, other than any failure resulting from Mr. Futrell’s disability, as determined by the Board of Directors;

•	Mr. Futrell’s conviction of a felony or a crime involving moral turpitude; or

•	Mr. Futrell’s fraud or personal dishonesty.
     Under the terms of the Futrell Agreement, Mr. Futrell may terminate his employment with the Bank for “good reason” for any action or inaction that constitutes a material breach by the Bank, or any successor, of the Futrell Agreement that occurs without the consent of Mr. Futrell. However, prior to terminating his employment with the Bank for “good reason,” Mr. Futrell must give notice to the Bank of the condition giving rise to the material breach by the Bank or its successor and give the Bank an opportunity to cure the condition within 30 days following receipt of the notice from Mr. Futrell.

     If Mr. Futrell is terminated by the Bank within twenty-four (24) months after a merger or other change in control transaction, the amount of Mr. Futrell’s severance payment will increase to three (3) times his annual base salary, the payment to compensate Mr. Futrell for the loss of matching contributions the Bank would have paid to his account under the Bank’s tax-qualified retirement plan will increase to twenty-one percent (21%) of his annual base salary, and Mr. Futrell will be entitled to the health and welfare benefits as described above for a period of thirty-six (36) months following termination.
     The Futrell Agreement requires that any payment required to be delayed pursuant to Section 409A of the Internal Revenue Code will be delayed for a period of six months following Mr. Futrell’s separation from service (or, if earlier, his death). Any payment so delayed will be accumulated and paid in a single lump sum on the first day of the seventh month following his separation from service.
     In the event that any payments or distributions to Mr. Futrell under the Futrell Agreement or any other plan or arrangement maintained by the Bank or any of its affiliates would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Futrell Agreement provides for the total payments and/or distributions to be reduced to an amount equal to one dollar ($1.00) less than the amount which would cause the payments and/or distributions to be subject to the excise tax.
     Under the Futrell Agreement, a voluntary termination from service by Mr. Futrell will constitute a retirement if he has attained the age of fifty-five (55) and completed six (6) consecutive years of service. If the Bank provides medical insurance that permits retired employees of the Bank to participate in such plan at the retiree’s expense, Mr. Futrell, if retired (as defined in the Futrell Agreement), will be eligible to participate at his own expense. If the Bank does not provide medical insurance that permits retired employees of the Bank to participate in such plan, the Bank will pay to Mr. Futrell, if retired (as defined in the Futrell Agreement), a payment intended to compensate him for that portion of any health insurance premium paid by Mr. Futrell for comparable private family medical insurance coverage which exceeds the premiums he would have otherwise paid for coverage under the Bank’s plan.
     The Futrell Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Futrell from disclosing confidential proprietary information about the Bank and from competing with the Bank within a fifty (50) mile radius of Fremont, Ohio during the term of his employment and, if his employment is terminated by the Bank for “cause” or by Mr. Futrell without “good reason,” for an additional twenty-four (24) months thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As of the Record Date, no person or entity beneficially owned more than five percent (5%) of the outstanding common shares of the Company.
     The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of common shares by each director of the Company, by each person nominated by the Board of Directors for election as a director of the Company, by each of the named executive officers of the Company and by all current executive officers and directors of the Company as a group:

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership (1)		Class (2)
Michael D. Allen Sr.	3,000		(3)
James E. Bowlus	30,425	(4)	1.8%
Thomas J. Elder Jr.	173		(3)
James R. Faist	800	(5)	(3)
Steven C. Futrell	1,271	(6)	(3)
Claire F. Johansen	2,616		(3)
Stephen A. Kemper	10,959	(7)	(3)
Daniel W. Lease	3,350	(8)	(3)
Thomas W. McLaughlin	800		(3)
Allan E. Mehlow	1,680		(3)
Kendall W. Rieman	575		(3)
Gary L. Zimmerman	840		(3)

All current executive officers and directors as a group (14 persons)	60,269		3.5%

(1)	Unless otherwise noted, the beneficial owner is the owner of record and has sole voting and investment power with respect to all of the common shares reflected in the table and none of the common shares are pledged as security.

(2)	The percent of class is based upon 1,720,330 common shares of the Company outstanding on the Record Date.

(3)	Reflects ownership of less than 1% of the outstanding common shares of the Company.

(4)	Includes 300 shares owned by Mr. Bowlus’ wife, as to which she exercises sole voting and investment power.

(5)	All shares are held in a trust for which Mr. Faist and his wife are co-trustees and as to which they exercise shared voting and investment power.

(6)	Includes 800 shares owned jointly by Mr. Futrell and his wife, as to which they exercise shared voting and investment power.

(7)	Includes 2,647 shares owned by Mr. Kemper’s wife, as to which she exercises sole voting and investment power.

(8)	Includes 3,000 shares owned jointly by Mr. Lease and his wife, as to which they exercise shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     To the Company’s knowledge, based solely on a review of reports to the Company and written representations that no other reports were required, during the 2008 fiscal year, the officers and directors of the Company complied with all filing requirements applicable to officers, directors, and beneficial owners of more than 10% of the outstanding common shares of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that Thomas W. McLaughlin, a director of the Company and the Bank, filed late one Form 4, reporting his purchase of 200 common shares on August 20, 2008.
AUDIT COMMITTEE DISCLOSURE
     In accordance with the Audit Committee Charter and the requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules, all services to be provided by the Company’s independent auditors are subject to pre-approval by the Audit Committee. This includes audit services, audit-related services, tax services and other services. In some cases, the pre-approval of services is provided by the full Audit Committee. In other cases, Daniel W. Lease, as Chairman of the Audit Committee, has the delegated authority to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. All (100%) of the audit services, audit related services, tax services and other services provided by the Company’s independent auditors, Clifton Gunderson LLP, during 2008 were pre-approved by the Audit Committee.
     The Sarbanes-Oxley Act and related SEC rules prohibit the Company from obtaining certain non-audit services from its auditing firm in order to avoid potential conflicts of interest. The Company has not obtained any of these prohibited services from Clifton Gunderson LLP since these rules went into effect.
     The following table lists the fees that the Company paid or accrued for the audit and other services provided by Clifton Gunderson LLP for the following fiscal years:

	2008	2007
Audit Fees	$95,750	$90,200
Audit-Related Fees	29,500	24,800
Tax Fees	12,650	13,400
All Other Fees	0	0

	$137,900	$128,400

     Audit Fees: This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of the annual “management letter” on internal control matters.

     Audit-Related Fees: This category consists of assurance and related services provided by Clifton Gunderson LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The services provided by Clifton Gunderson LLP under this category include: the annual audit of the Bank’s 401(k) Profit Sharing Plan, including review of the related Form 11-K for both years; reporting on the controls placed in operation and tests of operating effectiveness of the Bank’s trust department for both years; and a review of the Bank’s general computer controls, in 2008.
     Tax Fees: This category consists of professional services rendered by Clifton Gunderson LLP for tax compliance, tax advice, and tax planning. The services provided by Clifton Gunderson LLP under this category include tax return preparation and miscellaneous technical tax advice.
     All Other Fees: None.
AUDIT COMMITTEE REPORT
     In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for the year ended December 31, 2008, the Audit Committee has:
•	reviewed and discussed the Company’s audited financial statements with management;

•	discussed with Clifton Gunderson LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent auditor the independent auditor’s independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
Submitted by the members of the Audit Committee.
Michael D. Allen Sr., Daniel W. Lease (Chairman) and Thomas W. McLaughlin
INDEPENDENT AUDITORS
     The Board of Directors of the Company intends to appoint the firm of Clifton Gunderson LLP to serve as independent auditors for the Company for the 2009 fiscal year. Clifton Gunderson LLP has served as independent auditors for the Company since 1995. The Board of Directors expects that representatives from Clifton Gunderson LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Any qualified shareholder who desires to present a proposal for consideration at the 2010 Annual Meeting of Shareholders must submit the proposal in writing to the Secretary of the Company. To be eligible for inclusion in the Company’s notice of meeting, proxy statement and proxy card relating to the 2010 Annual Meeting, a proposal must be received by the Secretary of the Company no later than December 7, 2009. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC rules.
     The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2010 Annual Meeting and does not notify the Secretary of the Company of the proposal on or before February 20, 2010, the proxies solicited by the Board of Directors for use at the 2010 Annual Meeting may be voted on the proposal in the event it is presented at the meeting, without any discussion of the proposal in the Company’s proxy materials.
ANNUAL REPORT ON FORM 10-K
     The Company will provide without charge to any shareholder of record on March 17, 2009, upon the written request of any such shareholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, required to be filed under the Exchange Act for the Company’s fiscal year ended December 31, 2008. Such written request should be directed to Barry F. Luse, Secretary, Croghan Bancshares, Inc., 323 Croghan Street, Fremont, Ohio 43420; Telephone No.: (419) 332-7301.
REPORTS TO BE PRESENTED AT THE ANNUAL MEETING
     The Company’s Annual Report for the year ended December 31, 2008, containing financial statements for such year and the signed opinion of Clifton Gunderson LLP, independent certified public accountants, with respect to such financial statements will be presented at the Annual Meeting. The Company’s Annual Report is not to be regarded as proxy soliciting material, and the Company’s management does not intend to solicit any action from the shareholders with respect to such Annual Report.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment(s) thereof, it is intended that the persons named as proxies in the enclosed proxy card may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.
     IT IS IMPORTANT THAT PROXY CARDS ARE SIGNED AND RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

April 6, 2009	By Order of the Board of Directors,

/s/ Steven C. Futrell

Steven C. Futrell, President & Chief Executive Officer

Appendix A
CROGHAN BANCSHARES, INC.
POLICY FOR NOMINATIONS OF CANDIDATES FOR
ELECTION TO THE BOARD OF DIRECTORS
The Board of Directors of Croghan Bancshares, Inc. (“Croghan”), believes that members of Croghan’s Board of Directors must possess certain basic personal and professional qualities in order to discharge their fiduciary duties properly, to provide effective oversight of the management of Croghan, and to monitor Croghan’s adherence to principles of sound corporate governance. As a result, all persons nominated to serve as Directors to Croghan’s Board of Directors in accordance with the by-laws should possess the minimum qualifications described in this policy. However, in addition to such minimum qualifications, Croghan will consider the contributions that a candidate can be expected to make to the collective functioning of the Board of Directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board of Directors at the time and other relevant circumstances.
1.	Integrity. All candidates must be individuals of personal integrity and ethical character and individuals who value and appreciate such qualities in others.

2.	Absence of Conflicts of Interest. Candidates must not have any interests that would materially impair his or her ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to Croghan and its shareholders.

3.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of Croghan without favoring or advancing any particular shareholder or other constituency of Croghan.

4.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

5.	Oversight. Candidates must have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

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6.	Business Understanding. Candidates must have a general appreciation and understanding of major issues facing public companies of a size and operational scope similar to Croghan. These include:
•	contemporary governance concerns;

•	regulatory obligations of a bank holding company, a bank, and a public issuer;

•	strategic business planning;

•	competition in the financial institutions industry and in a global economy; and

•	basic concepts of corporate finance.
7.	Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Each candidate must be available to attend substantially all meetings of the Board of Directors and any Committees on which the candidate will serve, as well as Croghan’s Annual Meeting of Shareholders.

8.	Limited Exceptions. Under exceptional and limited circumstances, Croghan may approve the candidacy of a nominee who does not satisfy all of these requirements if the Board of Directors believes the service of such nominee is in the best interests of Croghan.

9.	Additional Qualifications. In approving candidates for election as director, Croghan will also assure the following:
•	At least a majority of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which Croghan’s common shares are listed for trading;

•	At least three of the directors satisfy the financial literacy requirements required for service on the audit committee;

•	At least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission;

•	At least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	At least some of the independent directors have general familiarity with an industry or industries in which Croghan conducts a substantial portion of its business or in related industries.
10.	Diversity. Croghan will seek to promote through the nominations process an appropriate diversity on the Board of Directors of professional background, experience, expertise, perspective, age, gender, ethnicity, and country of citizenship.

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Appendix B
CROGHAN BANCSHARES, INC.
AUDIT COMMITTEE CHARTER
(Revised January 13, 2009)
I.	PURPOSE
This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Croghan Bancshares, Inc. (the “Company”). The purpose of the Committee is to oversee the accounting and financial reporting processes of the Company, the annual audits of the Company’s financial statements and the Company’s internal audit function; to review the adequacy of the Company’s system of internal controls; to select, retain and oversee the Company’s independent auditor; and to establish procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters. In so doing, the Committee will maintain a free and open means of communication among the directors, the independent auditors, the internal auditors and the Company’s management.
II.	COMPOSITION
The Committee shall serve at the pleasure of the Board. The Committee shall consist of at least three members of the Board, each of whom shall be appointed annually by the Board. Unless a chair of the Committee has been appointed by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.
Each member of the Committee shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All Committee members must:
•	satisfy the standards of independence prescribed by the applicable rules of The Nasdaq Stock Market, Inc.;

•	satisfy the independence standards specified in the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), including Rule 10A-3 under the Securities Exchange Act of 1934, as amended; and

•	be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet and statements of operations, stockholders’ equity and cash flows.
The Board will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC.
No member of the Committee shall simultaneously serve on the audit committee of more than two other public companies.

III.	MEETINGS AND MINUTES
The Committee shall meet on at least a quarterly basis and at such other times as the Committee deems necessary to fulfill its responsibilities set forth in this Charter. Content of the agenda for each meeting should be set by the Committee chair. A majority of the Committee members shall constitute a quorum for the transaction of business. The Committee shall meet in a separate executive session with the independent auditors at least once each year and at other times when considered appropriate to review any matters that the Committee believes should be discussed privately. Members will strive to be present at all meetings. As necessary or desirable, the Committee may request that members of management, the internal auditors and/or the independent auditors be present at Committee meetings. The Committee shall maintain written minutes of its meetings and shall submit the minutes to, or otherwise report to and discuss the matters from each Committee meeting with, the Board.
IV.	AUTHORITY
In discharging its oversight responsibilities, the Committee is authorized and empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company; to engage independent legal counsel and other advisers as it determines necessary to discharge its responsibilities; and to demand and receive funding by the Company for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.
V.	RESPONSIBILITIES
The primary responsibility of the Committee is to oversee the Company’s accounting and financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the oversight responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent auditors and management.
In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These duties and responsibilities are set forth as a guide with the understanding that the Committee may supplement them as appropriate in view of changing business, legal, regulatory, or other conditions.
1.	The Committee shall review and reassess the adequacy of this Charter periodically as conditions dictate, but at least annually, and shall obtain the approval of the Board for any amendments to this Charter.

2.	The Committee shall be directly responsible for the selection, retention and, when appropriate, termination of the Company’s independent auditor, the setting of the independent auditor’s compensation, and the oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditors regarding financial reporting. These powers shall rest solely with the Committee, and the independent auditor shall report directly to the Committee.

3.	The Committee shall pre-approve all audit services and all permitted non-audit services to be performed by the independent auditor to the Company or its subsidiary and shall not engage the independent auditor to perform the specific non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee, provided that the decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next meeting. The Committee may establish pre-approval policies and procedures in compliance with the rules established by the SEC.

4.	Before each audit begins, the Committee shall discuss annually with the company’s contracted auditors (both internal and external), the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. The Committee shall also address the coordination of the audit efforts to assure best completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

5.	The Committee shall review with the independent auditor: (a) the scope and results of the independent audit; (b) any problems or difficulties that the independent auditor encountered in the course of the audit, such as restrictions on the scope of work or access to required information, and management’s response; and (c) any comments or suggestions regarding improvements that could be made to the internal controls and/or accounting practices and procedures of the Company.

6.	At least annually, the Committee shall consider the independence of the independent auditor, including whether the provision by the independent auditor of non-audit services is compatible with independence. The Committee shall also ensure that the independent auditor submits to the Committee periodically (but at least annually) a written statement of all relationships between the independent auditor and the Company and its subsidiary, consistent with Independence Standards Board Standard 1, as such standard may be modified or supplemented, and engage in active dialog with the independent auditor about all significant relationships the auditor has with the Company and its subsidiary to determine the auditor’s independence. The Committee shall also establish policies for the hiring of employees or former employees of the independent auditor.

7.	The Committee shall meet with the independent auditor, without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee’s review should include the matters required to be discussed by Statement on Auditing Standards No. 61 and an explanation from the independent auditor of the factors considered by the independent auditor in determining the audit’s scope. The Committee shall confirm with the independent auditor that no limitations have been placed on the scope or nature of its audit.

8.	The Committee shall review with management and the independent auditors the consolidated financial statements and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC (or in the annual report to shareholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity and completeness of the disclosures in the Company’s consolidated financial statements. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Company’s independent auditor under generally accepted auditing standards and other applicable laws and regulations, including: (a) all critical accounting policies and practices to be used; (b) all alternative treatments within U.S. generally accepted accounting principles related to material items that have been discussed with management of the Company; and (c) other material written communications between the independent auditor and management of the Company, such as any management letter or schedule of unadjusted differences. The Committee shall recommend to the Board whether the Company’s audited consolidated financial statements should be included in the Annual Report on Form 10-K to be filed with the SEC.

9.	The Committee shall review the interim financial statements and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management, and review any communications from the Company’s independent auditors regarding such interim financial statements, before the filing of the Company’s Quarterly Report on Form 10-Q with the SEC. The chair of the Committee may represent the entire Committee for purposes of this review.

10.	The Committee shall prepare the Audit Committee report required to be included in the Company’s annual proxy statement pursuant to the rules and regulations of the SEC. The name of each Committee member must appear below the report.

11.	The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the internal auditor, the scope of the internal audit, the internal audit budget and staffing, internal audit policies, and the internal auditor’s compliance with the Institute of Internal Auditors Statements for Professional Practice of Internal Auditing.

12.	The Committee shall review and oversee procedures designed to identify “related party” transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC. The Audit Committee shall have the authority to approve any such “related party” transactions.

13.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14.	The Committee shall investigate any matter brought to its attention within the scope of its duties and perform any other activities consistent with this Charter, the Company’s Code of Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

15.	The Committee shall oversee compliance with the Audit Policy adopted by the Audit Committee of the Board of Directors of The Croghan Colonial Bank, and any other policies applicable to the annual independent audit of The Croghan Colonial Bank.

Appendix C
CROGHAN BANCSHARES, INC.
COMPENSATION COMMITTEE CHARTER
(Revised February 10, 2009)
I.	PURPOSE
This Charter sets forth the purpose, composition, authority and responsibilities of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Croghan Bancshares, Inc. (the “Company”). The purposes of the Committee are (a) to discharge the responsibilities of the Board relating to the compensation of the Company’s Chief Executive Officer and other executive officers and (b) to review, discuss with the Company’s management, and recommend to the Board of Directors for approval all disclosures regarding executive and director compensation required to be included in the Company’s proxy statement as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).
II.	COMPOSITION
The Committee shall serve at the pleasure of the Board. The Committee shall consist of at least three members of the Board, each of whom shall be appointed annually by the Board. Unless a chair of the Committee has been appointed by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.
Each member of the Committee shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All Committee members must:
•	satisfy the standards of independence prescribed by the applicable rules of The Nasdaq Stock Market, Inc.;

•	be “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	be “Outside Directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

•	satisfy any other standards of independence which may be in effect and applicable to the Committee from time to time, including any such standards under applicable SEC rules and regulations.
III.	MEETINGS AND MINUTES
The Committee shall meet on at least an annual basis and at such other times as the Committee deems necessary to fulfill its responsibilities set forth in this Charter. Content of the agenda for each meeting should be set by the Committee chair. A majority of the Committee members shall constitute a quorum for the transaction of business. Members will strive to be present at all meetings.

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As necessary or desirable, the Committee may request that members of management, compensation consultants, legal advisors or others be present at Committee meetings. The Company’s Chief Executive Officer may not be present during the Committee’s deliberations regarding his compensation but may, at the Committee’s request, be present during the Committee’s deliberations (but not during voting) regarding the compensation of the other executive officers of the Company.
The Committee shall maintain written minutes of its meetings and shall submit the minutes to, or otherwise report to and discuss the matters from each Committee meeting with, the Board.
IV.	AUTHORITY
In discharging its duties and responsibilities, the Committee may, in its sole discretion, employ an independent compensation consultant to assist in the evaluation of the compensation of the Company’s Chief Executive Officer or other executive officers. The Committee shall also have the authority to engage other advisers (including legal advisers) as it determines necessary and appropriate to discharge its responsibilities, and to demand and receive funding by the Company for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties.
V.	DUTIES AND RESPONSIBILITIES
The Committee’s primary duties and responsibilities are set forth below. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board from time to time that are related to the purposes of the Committee.
1.	The Committee shall review with Company management and approve the overall compensation policy for executive officers of the Company and such other employees of the Company and its subsidiary as the Committee deems appropriate.

2.	The Committee shall (a) review and approve the performance goals and objectives relevant to the compensation of the Company’s Chief Executive Officer; (b) evaluate the performance of the Chief Executive Officer in light of those goals and objectives; and (c) set the compensation of the Chief Executive Officer based on this evaluation. In determining the appropriate compensation of the Company’s Chief Executive Officer, the Committee may consider any matters that it deems relevant, including but not limited to the performance of the Chief Executive Officer, the Company’s performance, the compensation awarded to the Chief Executive Officer in past years, the recommendations of independent compensation consultants, and/or compensation paid to chief executive officers of comparable companies.

3.	The Committee shall review and recommend to the Board of Directors for approval the salary, bonuses and all other forms of compensation to be provided to the Chief Executive Officer and other executive officers of the Company.

4.	The Committee shall administer any equity-based plans or other plans that are required to be administered by the Committee under applicable laws, rules or regulations, including Rule 16b-3 under the Exchange Act and Section 162(m) of the Code.

5.	The Committee shall review, on a periodic basis, the fees paid to directors (including committee fees), and recommend any changes to the Board.

6.	The Committee shall review and recommend to the Board of Directors for approval all disclosures regarding executive and director compensation to be included in the Company’s proxy statement as required by the rules and regulations of the SEC.

7.	The Committee shall review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and shall obtain the approval of the Board for any amendments to this Charter.

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CROGHAN BANCSHARES, INC. 323 CROGHAN STREET FREMONT, OH 43420	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CROBC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CROGHAN BANCSHARES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Your Board recommends you vote: FOR All NOMINEES
1.	To elect the three directors listed below for three-year terms expiring in 2012:	☐	☐	☐

Nominees:
01) Michael D. Allen Sr. 02) Stephen A. Kemper 03) Thomas W. McLaughlin

2.	At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/227072.

REVOCABLE PROXY
CROGHAN BANCSHARES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2009.
This Proxy is solicited on behalf of the Board of Directors of Croghan Bancshares, Inc.
          The undersigned, having received notice of the 2009 Annual Meeting of Shareholders of Croghan Bancshares, Inc. to be held at 1:00 p.m., local time, on Tuesday, May 12, 2009, hereby designates and appoints James E. Bowlus, James R. Faist, and Daniel W. Lease, and each of them, with authority to act without the others, as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares, par value $12.50 per share, of Croghan Bancshares, Inc., that the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and at their discretion on any other business that may properly come before the Annual Meeting.
          THIS PROXY WILL BE VOTED: (1) AS DIRECTED ON THE MATTERS LISTED ON THE REVERSE SIDE; (2) IF PERMITTED BY APPLICABLE LAW, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS WHERE A CHOICE IS NOT SPECIFIED; AND (3) IF PERMITTED BY APPLICABLE LAW, IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF, INCLUDING, BUT NOT LIMITED TO, THE ELECTION OF ANY SUBSTITUTE NOMINEE RECOMMENDED BY THE BOARD OF DIRECTORS IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE.
          In accordance with SEC Rule 14a-4(c)(1), the proxies may exercise discretionary authority to vote this proxy as provided above if the Company did not have notice of the matter on or before February 20, 2009 (i.e., 45 days before the date on which the Company first sent its proxy materials to shareholders for last year’s annual meeting).
          The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Annual Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Annual Meeting, by submitting a later-dated Proxy Card, or by attending the Annual Meeting in person and casting a ballot. The undersigned hereby revokes any Proxy previously given to vote such shares at the Annual Meeting.
PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
PLEASE SEE REVERSE SIDE